TBS International plc Reports Second Quarter and Six Months 2010 Financial Results

DUBLIN, IRELAND – August 6, 2010 - TBS International plc (NASDAQ: TBSI) announced today its financial and operating results for the second quarter and six months ended June 30, 2010.

Second Quarter and Six Months 2010 Highlights:

Metric	Q2 2010	Q2 2009	6M 2010	6M 2009
Revenue (thousands)	$111,240	$72,236	$211,309	$143,394
Net (Loss) attributable to TBS International plc (thousands)	$(9,677)	$(16,913)	$(17,520)	$(38,201)
EPS (basic and diluted)	$(0.32)	$(0.57)	$(0.59)	$(1.28)
Weighted Average Number of Shares (basic and diluted)	29,973,420	29,827,345	29,930,634	29,822,402
EBITDA (thousands) (1)	$22,222	$11,170	$45,468	$16,022
Drydock Days	110	136	183	290

Freight Voyages
Average Daily Voyage TCE	$14,463	$11,268	$14,491	$11,480
Freight Voyage Days	2,556	2,982	5,360	6,098
Tons of Cargo Shipped (thousands)	2,374	2,449	5,048	4,596
Average Freight Rate for All Cargoes	$29.76	$24.40	$28.72	$27.03
Average Freight Rate excluding Aggregates	$56.46	$40.33	$54.54	$42.42

Time Charter out Voyages
Average Daily Time Charter TCE	$18,532	$9,642	$17,587	$8,028
Time Charter Days	1,838	1,140	3,175	2,027

(1)	EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations” following the financial statements included in this press release for a reconciliation of EBITDA to Net Loss.

Management Commentary:

Joseph E. Royce, Chairman, Chief Executive Officer and President stated: “TBS’ Second Quarter of 2010 started with a continuation of the improving freight rates experienced in Q1 2010 for the carriage of bulk and breakbulk cargoes. Demand for aggregates in the Middle East increased with expanded imports by Kuwait. Our carriage of sugar, salt, and grain cargoes to Nigeria were stable throughout the quarter.

“Our multipurpose tweendeckers showed improvement in both cargo volumes and freight rates as our traditional customer base increased exports of steel, liner, project and general cargoes, restoring operational and rotational balance. Cargo volumes were solid on our trade route from Asia to South America with all vessels filled to capacity. Exports of minerals and metals from the west coast of South America to Asia stayed strong even in the face of reduced iron ore imports by China. Steel parcel exports by our long-standing Brazilian clients remained firm although diminished somewhat by domestic demand.

“Between May 17, 2010 and July 15, 2010, the Baltic Dry Index, or BDI, the industry indicator for spot dry bulk freight rates, experienced a continuous slide from a value of 3,939 down to 1,700, declining by about 57%. This regression in the dry bulk market freight rates impacted the TBS fleet, especially our bulk carriers and the impact is continuing in Q3 2010. However, market freight rates in our sector appear to have stabilized in recent weeks.

“Despite the adversities just mentioned, overall in Q2 2010, top line revenues, average daily Time Charter Equivalent, voyage earnings and EBITDA showed improvement over Q2 2009. Our income from operations, excluding the loss of $5.2 million on the M/V Savannah Belle, also improved to $0.8 million for Q2 2010 from a loss of $12.7 million in Q2 2009.
We incurred the following non-cash charges during the quarter:
•	$5.2 million on the vessel M/V Savannah Belle that was held for sale
•	$3.3 million of non-cash equity compensation granted to employees
Together these items represented $(0.28) of the $(0.32) loss per share.

“We are on track with our fleet renewal and expansion program. In July 2010, we sold the M/V Savannah Belle, the smallest handysize bulk carrier in TBS’ fleet, we expect to launch the M/V Comanche Maiden on August 12 and anticipate we will take delivery of our third newbuilding, the M/V Montauk Maiden, in September.

“We continue to capitalize on the alliances we built during the past year to expand the TBS brand and Five Star Service in Latin America and Africa, which we view as emerging continents, rich in energy and mineral resources that can sustain viable growth for decades to come. Last month, our Log.Star joint venture obtained an operational license in Brazil to provide domestic shipping services meeting the growing demand for a Brazilian coastal and Amazon River domestic transportation service. This joint venture capitalizes on our domestic market knowledge, our international breakbulk shipping expertise and our long standing customer relationships enabling us to enter a new market segment with growth potential.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer, commented: “As already announced on May 7, 2010, TBS successfully renegotiated its credit facilities and is in compliance with the financial covenants. The financial covenants, such as the consolidated leverage ratio, fixed interest coverage ratio and minimum cash balance requirements, have been modified through the maturity of the respective credit facility. Our Balance Sheet therefore returned to the traditional classification of short-term debt and long-term debt.

“TBS remains in a solid financial condition. At the end of June 30, 2010, our net debt to capitalization ratio was 36.6% which we believe to be at a modest level as compared to industry standards. Our cash balances at the end of June 30, 2010 were about $30.1 million excluding $6.6 million of restricted cash on deposit, to be used to fund our share of payments to the shipyard for our newbuilding program. During the six months ended June 30, 2010, we made scheduled debt repayments in the amount of $35.1 million.

“In June 2010, we entered into an agreement to sell the M/V Savannah Belle, the smallest handysize bulk carrier in our fleet at 22,558 deadweight tons, for a gross price of $2.8 million. We delivered the vessel to its new owners on July 20, 2010 and the Company used the net proceeds to pay down the Bank of America Credit Facility. As a result, $5.2 million was recorded on June 30, 2010 on the vessel held for sale to write down to the net realized value.

“With the sale of this vessel, TBS’ current fleet is comprised of 48 vessels with an aggregate of 1.44 million DWT, consisting of 26 tweendeckers and 22 handymax/handysize bulk carriers.

 “Our newbuilding program for the six Roymar Class multipurpose tweendeckers is progressing well and we have the requisite bank financing for them in place. We have taken delivery of our first two vessels in September 2009 and March 2010. Of the remaining four vessels, we expect two vessels to be delivered in the second half of 2010 and two in 2011.

“In the second quarter of 2010, we continued our drydocking program and have drydocked five vessels with 110 drydocking days without significantly impacting our operational efficiency.

“We granted 832,000 fully vested shares having a value of $5.6 million to employees in June 2010. Non-cash equity compensation expense of $3.3 million and $5.9 million for the three and six months ended June 30, 2010, respectively are included in G&A expenses.”

Second Quarter 2010 Results:
For the second quarter ended June 30, 2010, total revenues were $111.2 million, an increase of 54.0% compared to the $72.2 million for the same period in 2009. Net loss for the second quarter 2010 was $9.7 million, after loss attributable to the non-controlling interests, which is an improvement of 42.6% compared to $16.9 million loss for the same period in 2009.  Loss per share on a basic and diluted basis were $(0.32) in the second quarter of 2010, calculated based on 29,973,420 shares, compared to $(0.57) for the second quarter of 2009, calculated based on 29,827,345 shares. Net loss for the quarter ended June 30, 2010 includes a loss of $5.2 million on the sale of M/V Savannah Belle and a $3.3 million expense for the amortization of non-cash equity compensation.

EBITDA, which is a non-GAAP measure, increased to $22.2 million for the quarter ended June 30, 2010 from $11.2 million in 2009. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net (loss).

Revenues:
Total revenues for the second quarter of 2010 were $111.2 million and include voyage revenues of $70.6 million, time charter revenues of $37.7 million and logistics and other revenues of $2.9 million.

An average of 48 vessels (excluding off-hire) were operated during the second quarter 2010 compared to 45 vessels (excluding off-hire) during the same period in 2009.

Voyage Revenues:
Voyage revenues for the quarter ended June 30, 2010 were $70.6 million, an increase of $10.9 million or 18.3% from $59.7 million for the same period in 2009. The increase in voyage revenue is primarily attributable to the increase in freight rates.

Total cargo volume (including aggregates) decreased 75,000 tons or 3.1% to 2,374,000 tons for the quarter ended June 30, 2010, from 2,449,000 tons for the same period in 2009. This decrease is mainly attributable to the decrease in agricultural and bulk cargoes transported. Non-aggregate revenue tons carried decreased by 199,000 tons for second quarter 2010 whereas aggregate revenue tons carried increased by 124,000 tons for second quarter 2010 as compared to second quarter 2009. Freight rates excluding aggregates increased by $16.13 per ton or 40.0% to $56.46 per ton for quarter ended June 30, 2010 from $40.33 per ton during the same period in 2009 and an increase of 6.85% from $52.84 per ton in the first quarter of 2010.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $14,463 per day for the second quarter of 2010, an increase of 28.4% from $11,268 per day during the second quarter of 2009 and an decrease of 0.3% from $14,511 per day during the first quarter of 2010.

Time Charter Revenues:
Time charter revenues increased by $25.5 million to $37.7 million for the quarter ended June 30, 2010 from $12.2 million for the quarter ended June 30, 2009. The increase was primarily due to higher average charter hire rates and an increase in time charter-out days.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $18,532 per day for the second quarter of 2010, an increase of $8,890 from $9,642 per day during the same period in 2009 and an increase of 13.7% from $16,299 per day during the first quarter of 2010.

Expenses:
Total operating expenses for the quarter ended June 30, 2010 increased by $30.6 million or 36.0% to $115.6 million from $85.0 million for the same period in 2009.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, increased by $10.0 million or 36.4% to $37.3 million for the quarter ended June 30, 2010. The rise was primarily due to increase in fuel expenses as a result of increased average fuel costs and commission expenses due to a rise in freight and time charter revenues, as well as increase in port call expenses and stevedore and other cargo-related expenses.

Vessel expenses, which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, increased by $6.2 million or 24.3% to $31.7 million for the second quarter 2010 as compared to $25.5 million for the second quarter of 2009. The increase in vessel operating expense was due to an increase in the average operating expense day rate due to higher stores and maintenance expenses.  In addition, our new Brazilian joint venture subsidiary added to vessel operating expenses caused by the three Brazilian flagged vessels having higher crewing expenses and higher repair expenses.

General and administrative expenses increased by $5.7 million or 68.0% to $14.0 million for the quarter ended June 30, 2010, primarily due to the non-cash equity compensation expense.

Operating expenses for the second quarter 2010 also includes an expense of $1.7 million related to TBS Logistics Incorporated, our cargo and transport management subsidiary.

Results for the Six Months ended June 30, 2010:
For the six months ended June 30, 2010, total revenues were $211.3 million, an increase of 47.4% compared to the $143.4 million for the same period 2009. Net loss for the six months 2010 was $17.5 million, after loss attributable to the non-controlling interests, which is an improvement of 54.2% compared to $38.2 million loss for the same period 2009. Loss per share on a basic and diluted basis were $(0.59) for the six months ended June 30, 2010, calculated based on 29,930,634 shares, compared to $(1.28) for the same period of 2009, calculated based on 29,822,402 shares. Net loss for the six months ended June 30, 2010 includes a $5.2 million loss on the sale of the M/V Savannah Belle and a $3.3 million expense for non-cash equity compensation.

EBITDA, which is a non-GAAP measure, increased by 184.4% to $45.5 million for the six months ended June 30, 2010 from $16.0 million in 2009. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

An average of 47 vessels (excluding off-hire) were operated during the six months 2010 compared to 45 vessels (excluding off-hire) during the same period of 2009.

Total revenues of $211.3 million for the six months 2010 include voyage revenues of $145.0 million, time charter revenues of $60.6 million and logistic and other revenues of $5.7 million.

Brazilian Joint Venture:
The Company entered into a joint venture agreement with an un-affiliated Brazilian corporation, Log-In Logistica Intermodal S/A (BOSVESPA: LOGN3), to form, Log.Star Navegacão S.A., or Log.Star, in January 2010. TBS owns 70% of the joint venture with the remaining 30% owned by Log-In Logistica. Log.Star is a Brazilian flag shipping company formed to concentrate on the movement of breakbulk, bulk parcel, heavy left, general and project cargoes along Brazil’s coastline and Amazon River basin. This joint venture has recently obtained an operational licence in Brazil to provide domestic shipping services, for which it has chartered-in three vessels on a three year bareboat agreement.

Fleet Expansion and Newbuilding Program:
The TBS Newbuilding Program to construct six Roymar Class multipurpose vessels with retractable tweendecks proceeded with the delivery of two vessels: the first in September 2009 and the second in March 2010. Two vessels are scheduled to be delivered in the third and fourth quarters of 2010, and the remaining two vessels in 2011.

Each of these vessels has box-shaped holds, open hatches and fully retractable hydraulic tweendecks and is geared with 35-and 40-ton cranes combinable up to 80 tons. Each will also have a modern fuel-efficient engine enabling the vessel to operate effectively at 15 knots.

TBS previously entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels. As of June 30, 2010, the Company has made cumulative payments of $98.0 million to the Shipyard towards the purchase of these vessels.

TBS 2010 Drydock Program and Vessel Upgrade Program:
For 2010, TBS’ plan is to drydock 16 vessels for approximately 406 drydocking days with a steel renewal of about 2,151 metric tons at a total cost of approximately $16.3 million. This includes two vessels that entered into drydocking during the fourth quarter of 2009.

Our anticipated 2010 drydocking schedule is as follows:

•
During the three months ended March 31, 2010, TBS had two vessels that entered into drydock during the fourth quarter of 2009 that continued their drydock for 28 days in the first quarter of 2010. In addition, two vessels entered into drydock for 45 days, requiring about 85 metric tons of steel.

•	During the second quarter 2010, five vessels entered into drydocking requiring about 481 metric tons of steel and 110 drydock days.
•
In the third quarter 2010, TBS plans to drydock five vessels requiring about 1,090 metric tons of steel and about 149 drydock days. Two vessels that entered into drydock in the second quarter are expected to continue their drydocking in this quarter.

•
In the fourth quarter 2010, TBS plans to drydock two vessels, requiring about 495 metric tons of steel and about 74 drydock days. Two vessels scheduled to enter into drydock in the third quarter are planned to continue their drydocking in this quarter.

Conference call and webcast:
Today, August 6, 2010 at 8:30 a.m. EDT, the Company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-713-4216 (from the US) or 1-617-213-4868 (International Dial In). Participant Passcode: 84822225. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PYMVNDCHM. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:
There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 11:30 a.m. EDT on Friday, August 6, 2010 until Friday, August 13, 2010 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 24376532. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Income
For the First Quarter and Six Months Ended June 30, 2010 and 2009
 (In thousands, except per share amounts and outstanding shares)

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue
Voyage revenue	$70,640	$59,741	$144,998	$124,254
Time charter revenue	37,658	12,168	60,561	18,339
Logistic revenue (1)	2,931	270	5,583	536
Other revenue	11	57	167	265
Total Revenue	111,240	72,236	211,309	143,394

Operating expenses
Voyage	37,268	27,314	72,048	56,313
Logistics (1)	1,748	172	3,625	421
Vessel	31,668	25,520	59,439	53,499
Depreciation and amortization of vessels
and other fixed assets	25,733	23,603	51,230	46,322
General and administrative	14,030	8,349	26,403	17,035
Net loss on vessel held for sale and
other impairment (2)	5,154		5,154
Total Operating expenses	115,601	84,958	217,899	173,590

(Loss) income from operations	(4,361)	(12,722)	(6,590)	(30,196)

Other (expenses) and income
Interest expense	(6,172)	(4,466)	(11,568)	(7,977)
Loss on extinguishment of debt (3)	0	0	(200)	0
Interest and other income (expense)	42	275	24	(28)
Total other (expenses) and income, net	(6,130)	(4,191)	(11,744)	(8,005)

Net (loss)	(10,491)	(16,913)	(18,334)	(38,201)

Less: Net (loss) attributable to the
noncontrolling interests (4)	(814)		(814)

Net (loss) attributable to TBS International plc	$(9,677)	$(16,913)	$(17,520)	$(38,201)

Earnings per share
Net (loss) income per common share
Basic and Diluted	$(0.32)	$(0.57)	$(0.59)	$(1.28)

Weighted average common shares outstanding
Basic and Diluted	29,973,420	29,827,345	29,930,634	29,822,402

Operating Data for the Three and Six Months Ended June 30, 2010 and 2009

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2010	2009	2010	2009
Other Operating Data:
Controlled vessels (at end of period) (5)	49	47	49	47
Chartered vessels (at end of period) (6)	4	2	4	2
Freight Voyage days (7)	2,556	2,982	5,360	6,098
Vessel days (8)	4,659	4,364	8,984	8,726
Tons of cargo shipped (9)	2,374	2,449	5,048	4,596
Revenue per ton (10)	$29.76	$24.40	$28.72	$27.03
Tons of cargo shipped, excluding
aggregates (9) (11)	1,098	1,297	2,337	2,449
Revenue per ton, excluding
aggregates (10) (11)	$56.46	$40.33	$54.54	$42.42
Chartered-out days	1,838	1,140	3,175	2,027
Chartered-out rate per day	$20,489	$10,674	$19,074	$9,047
TCE per day-Freight Voyages (12)	$14,463	$11,268	$14,491	$11,480
TCE per day-Time Charters-Out (13)	$18,532	$9,642	$17,587	$8,028

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services as part of TBS’ Five Star Service to customers which began operations in the fourth quarter of 2007.

(2)
On June 29, 2010, the Company signed a Memorandum of Agreement to sell the M/V Savannah Belle for $2.8 million. The sale was completed in July 20, 2010. The net loss on this vessel held for sale as of June 30, 2010 was $5.2 million after deducting the cost of vessel and improvement less accumulated depreciation and other closing costs.

(3)	In 2010 the loss on extinguishment of debt represents the write-off of unamortized deferred financing costs in connection with the loan modifications subsequent to March 31, 2010.

(4)	Represents a 30% non controlling interest held by LOG.STAR NAVEGACAO S.A.

(5)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of June 30, 2010, two vessels in the controlled fleet were chartered-in with an option to purchase.

(6)
Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase. Includes three Brazilian flagged vessels chartered in under a bareboat charter through our joint venture LOG.STAR NAVEGACAO S.A.

(7)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(8)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(9)	In thousands.

(10)
Revenue tons is a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton.

(11)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(12)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the period divided by the number of available freight voyage days during the period. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses. To conform to the 2009 presentation daily time charter equivalent rates for 2008 were revised to exclude logistic expenses which are classified as voyage expense in 2008. No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(13)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered out are defined as time charter revenue during the period reduced principally by commissions and certain voyage costs (for which TBS is responsible under some of the time charter contracts) divided by the number of available time charter days during the period.  Commission for vessels that are time chartered out for the three and six months ended June 30, 2010 and June 30, 2009 were $1.6 million and $2.7 million and $0.5 million and $0.8 million, respectively. Voyage costs incurred for both the three and six months ending June 30, 2010 was $1.8 million and for the three and six months ended June 30, 2009, time charter voyages include fuel cost of $0.7 million and $1.3 million, respectively. The fuel cost is related to fuel price differentials caused by volatility in the fuel market and the cost for ballasting vessels to time charter delivery ports.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	June 30,	December 31,
	2010	2009

Balance Sheet Data (In thousands):
Cash and cash equivalents	$30,097	$51,040
Restricted cash	6,575	8,675
Working capital	(33,119)	(285,823)
Total assets	918,829	953,588

Total debt, including current portion	331,166	351,247
Total shareholders' equity	522,178	537,728

Non-GAAP Reconciliations

Please find below TBS’ EBITDA reconciliation for the three and six months ended June 30, 2010 and 2009.

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2010	2009	2010	2009
EBITDA Reconciliation (In thousands):
Net (loss) attributable to TBS International plc	$(9,677)	$(16,913)	$(17,520)	$(38,201)
Net interest expense	6,166	4,480	11,758	7,901
Depreciation and Amortization	25,733	23,603	51,230	46,322
EBITDA	$22,222	$11,170	$45,468	$16,022

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following:

•	changes in demand for the company’s services, which are increasingly difficult to predict due to economic conditions and uncertainty;
•	the effect of a decline in vessel valuations;
•	the company’s ability to maintain financial ratios and satisfy financial covenants required by its credit facilities, as amended;
•	the company’s ability to finance its operations and raise additional capital on commercially reasonable terms or at all;
•
changes in rules and regulations applicable to the shipping industry, including legislation adopted by international organizations such as the  International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns, which may significantly affect overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	volatility in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	default by financial counterparties;
•	a material decline or weakness in shipping rates, which may occur if the economic recovery is not sustainable;
•	changes in general domestic and international political conditions;
•
changes in the condition of the company’s vessels or applicable maintenance or regulatory standards which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs;

•	increases in the cost of the company’s drydocking program or delays in its anticipated drydocking schedule;
•
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.’s ability to complete and deliver the remaining  multipurpose tweendeckers on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

•	the possible effects of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from the Company’s jurisdiction of incorporation;
•	Irish corporate governance and regulatory requirements which could prove different or more challenging than currently expected; and
•	other factors that are described in the “Risk Factors” sections of reports filed with the Securities and Exchange Commission.

About TBS International plc
TBS is a fully-integrated transportation service company that provides worldwide shipping solutions to a diverse client base of industrial shippers.  Through the TBS Five Star Service consisting of ocean transportation, operations, logistics, port services, and strategic planning, TBS offers total project coordination and door-to-door supply chain management. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.

Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com